Exhibit 10.34

Oral Contract by and between AdvisoryFX LLC and Athena Bitcoin, Inc. entered into as of March 1, 2016, and amended as of January 30, 2020 to include Athena Bitcoin Global, as the party (collectively, Athena Bitcoin, Inc. and Athena Bitcoin Global shall be referred to as the “Company”).

AdvisoryFX LLC will provide the consulting services of Control NEW MLSS LLC which is the consulting company of Edward "Coach" Weinhaus for the provision of Weinhaus' services as an executive officer (President) to the Company. The Company agrees to pay a discretionary amount per month acceptable to AdvisoryFX LLC, however, the Company has the unilateral right at its own option not to pay anything for Weinhaus’ services and with no funds to be owed by the Company.

The agreement can be terminated at any time by the Company, with or without any reason, and effective immediately.